Exhibit 99.1

Press Release
October 19, 2016
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Third Quarter 2016 Results

FORT WAYNE, INDIANA, October 19, 2016 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced third quarter 2016 financial results.  Excluding a litigation settlement charge of approximately $5 million (pretax), third quarter 2016 adjusted net income was $160 million, or $0.65 per diluted share, on net sales of $2.1 billion.  Including this charge, the company reported GAAP net income of $157 million, or $0.64 per diluted share.

The third quarter 2016 also included non-cash purchase accounting charges associated with the company’s recent Vulcan acquisition of approximately $2 million (pretax).  Comparatively, prior year third quarter net income was $61 million, or $0.25 per diluted share, on net sales of $2.0 billion, and sequential second quarter 2016 net income was $142 million, or $0.58 per diluted share, on net sales of $2.0 billion.

“During the third quarter 2016, positive momentum in flat roll metal spread expansion resulted in improved sequential consolidated operating earnings, which increased 11 percent to $284 million,” said Mark D. Millett, President and Chief Executive Officer. “Year-over-year flat roll steel import levels declined approximately 20 percent, while customer inventory levels remained low compared to historical averages.  The domestic steel demand outlook is relatively unchanged, with the heavy equipment, agricultural and energy markets remaining weak, while automotive continues to be strong and construction continues to improve.  However, late in the third quarter, customers were hesitant to make purchases ahead of an anticipated scrap price decrease and as a result September steel shipments were lower than anticipated.

“Our metals recycling platform earnings decreased in third quarter 2016, as scrap prices declined in both August and September,” continued Millett. “Ferrous scrap demand declined based on lower domestic steel mill utilization, resulting in lower ferrous shipments, while ferrous metal margin remained steady.  Earnings from our fabrication operations also declined in the quarter, due to increased steel input costs more than offsetting higher selling values.  However, our fabrication platform continues to experience steady demand from the non-residential construction sector.  Based on continued strong generation of cash flow from operations of $196 million in the third quarter 2016, we maintained record liquidity of over $2.2 billion at the end of September 2016, providing a firm foundation for growth.”

Additional Third Quarter 2016 Comments

Third quarter 2016 operating income for the company’s steel operations increased 13 percent to $311 million sequentially, based on meaningful metal spread improvement which more than offset a nine percent reduction in shipments across the platform.  The company’s average steel product price increased more than consumed raw material scrap costs, resulting in steel metal spread expansion.  The third quarter 2016 average product selling price for the company’s steel operations increased $100 to $740 per ton.  The average ferrous scrap cost per ton melted increased $24 to $251 per ton.

Third quarter 2016 operating income attributable to the company’s sheet products increased 29 percent when compared to the sequential second quarter, driven by metal spread expansion, which more than offset the nine percent decline in flat roll shipments.  The successful addition of Galvalume® coating capabilities to the company’s Columbus Flat Roll Division product offerings, resulted in about 25,000 tons of lost July shipments due to the required down time on one of the galvanizing lines for equipment installation.  Operating income from long products decreased 34 percent, as lower shipments more than offset metal spread improvement related to increased average product pricing outpacing higher scrap costs in the quarter.  Aside from the construction sector, long product steel demand is generally challenged, and selling values are under pressure from excess domestic production capability.  The company’s steel production utilization rate was 85 percent in the third quarter 2016, compared to 95 percent in the sequential quarter and compared to the domestic industry utilization rate of approximately 70 percent.

Third quarter 2016 operating income from the company’s metals recycling operations was $10 million, compared to $15 million in the sequential quarter.  Ferrous shipments decreased in the quarter, as domestic steel mill utilization rates declined and metal spread remained steady.

The company’s fabrication operations recorded third quarter 2016 operating income of $18 million, compared to $24 million in the sequential second quarter.  Shipments were steady in the quarter; however, metal spread compression occurred as product pricing appreciation was more than offset by higher cost steel utilized in the third quarter 2016.

The company also recorded a litigation charge in the third quarter 2016 related to the settlement of the Standard Iron Works v. Arcelor Mittal et al. direct purchaser class action lawsuit in the amount of approximately $5 million. The settlement requires preliminary and final approval by the Court, which the company anticipates it will receive.

Year-to-Date September 30, 2016 Comparison

For the nine months ended September 30, 2016, net income was $362 million, or $1.48 per diluted share, on net sales of $5.9 billion, as compared to net income of $123 million, or $0.51 per diluted share, on net sales of $6.0 billion for the nine months ended September 30, 2015.  Year-to-date 2016 shipments meaningfully improved for the company’s steel and fabrication operating platforms.  However, same period consolidated net sales decreased two percent, as a result of decreased steel and metals recycling selling values.  Year-to-date 2016 consolidated operating income increased $364 million, or 118 percent, based primarily on improved earnings from the company’s steel operations. The average year-to-date selling price for the company’s steel operations decreased $43 to $651 per ton.  The average year-to-date ferrous scrap cost per ton melted decreased $51 to $220 per ton.

The company generated strong cash flow from operations of $643 million during the nine months ended September 30, 2016, with relatively flat working capital requirements.  Including its undrawn revolver and available cash of $1.1 billion, the company maintained record liquidity of over $2.2 billion at September 30, 2016.

Outlook

“Steel customer inventory levels remain lower than historical levels and year-over-year steel imports have declined approximately 20 percent,” said Millett.  “However, there has been buyer hesitancy in anticipation of possible declines in scrap pricing, with an expectation that this might further pressure steel prices.  Additionally, we are heading into a seasonally lower demand environment and customers are hesitant to significantly increase inventories before the end of the year.  Due to these factors, we anticipate lower sequential volumes in our operating platforms, which is seasonally typical for the calendar fourth quarter and sequentially weaker realized steel pricing.  Although domestic automotive production may be coming off record levels, we believe 2017 automotive steel consumption will be steady with Mexico growing production, and that there will be additional growth in the construction sector, especially for larger, public sector infrastructure projects.  We could also see some improved activity within the energy sector next year.

“We continue to see progress at our Columbus Flat Roll Division.  The successful market and product diversification that we achieved at Columbus during 2015 is one of our key differentiators for anticipated improved annual profitability in 2016.  Columbus achieved near record nine month production levels for 2016, while continuing to improve and diversify its value-added production capability.  The team successfully added the capability to produce value-added Galvalume® flat roll products during the third quarter 2016, and the $100 million paint line addition is on schedule to begin production in the first quarter 2017, adding 250,000 tons of value-added painting capability.

“We continue to strengthen our financial position through strong cash flow generation and the execution of our long-term strategy.  We are pleased that due to our strong balance sheet and continued free cash flow generation, we are able to add the optionality of a share repurchase program to our capital allocation strategy.  We are well-positioned for growth, and remain focused on delivering shareholder value through organic and strategic growth opportunities.”

Supplemental Information

	Third Quarter		Year to Date
	2016	2015	2016	2015	1Q 2016	2Q 2016
			(Dollars in thousands)
External Net Sales
Steel	$1,557,502	$1,351,387	$4,241,382	$4,112,483	$1,217,176	$1,466,704
Fabrication	177,429	174,954	528,026	490,490	180,055	170,542
Metals Recycling	306,092	345,572	886,559	1,162,378	269,407	311,060
Other	60,287	79,010	210,546	238,014	74,663	75,596
Consolidated	$2,101,310	$1,950,923	$5,866,513	$6,003,365	$1,741,301	$2,023,902

Operating Income
Steel	$311,127	$126,735	$723,348	$344,943	$135,692	$276,529
Fabrication	17,814	36,733	73,401	85,754	32,075	23,512
Metals Recycling	9,747	463	30,793	12,283	6,360	14,686
Operations	338,688	163,931	827,542	442,980	174,127	314,727

Non-cash Amortization of Intangible Assets	(7,208)	(6,041)	(21,359)	(18,308)	(7,100)	(7,051)
Profit Sharing Expense	(22,255)	(9,008)	(51,722)	(18,637)	(9,291)	(20,176)
Non-segment Operations	(25,370)	(17,853)	(82,519)	(97,676)	(25,771)	(31,378)
Consolidated Operating Income	283,855	131,029	671,942	308,359	131,965	256,122
Minnesota Idle Charges (Including Noncontrolling Interests)	—	—	—	33,167	—	—
Iron Dynamics Outage Impact	—	—	—	9,403	—	—
Adjusted Operating Income	$283,855	$131,029	$671,942	$350,929	$131,965	$256,122

External Shipments
Steel (In tons)	2,104,219	2,031,096	6,517,253	5,926,152	2,121,872	2,291,162
Steel Shipped to Internal Locations	167,012	160,108	522,549	456,480	155,337	200,200

Fabrication (In tons)	142,585	128,753	430,539	351,144	145,126	142,828

Metals Recycling
Nonferrous (In 000’s of pounds)	254,922	261,072	744,974	755,925	242,560	247,492
Ferrous (In gross tons)	468,498	551,076	1,511,532	1,819,420	503,787	539,247
Ferrous Scrap Shipped to Internal Steel Mills	774,779	803,263	2,383,223	2,125,675	801,367	807,077

Other Operating Information
Steel
Average External Sales Price (Per ton shipped)	$740	$665	$651	$694	$574	$640
Average Ferrous Cost (Per ton melted)	$251	$252	$220	$271	$184	$227
Flat Roll Shipments
Butler Division	742,785	637,289	2,228,746	1,937,897	712,138	773,823
Columbus Division	680,750	712,992	2,242,089	1,971,005	756,933	804,406
The Techs	197,259	190,130	595,097	518,303	188,269	209,569
Long Product Shipments
Structural and Rail Division-Structural	274,482	241,923	801,041	706,905	234,046	292,513
-Rail	56,212	64,150	179,245	205,770	58,942	64,091
Engineered Bar Products Division	110,633	132,901	358,426	409,826	125,200	122,593
Roanoke Bar Division	119,555	130,314	384,801	396,232	125,471	139,775
Steel of West Virginia	75,080	81,505	235,882	236,694	76,209	84,593
Total Steel Shipments (In tons)	2,256,756	2,191,204	7,025,327	6,382,632	2,277,208	2,491,363

Steel Production (In tons)	2,341,659	2,252,412	7,266,265	6,546,570	2,363,252	2,561,354

Fabrication
Average External Sales Price (Per ton shipped)	$1,253	$1,359	$1,232	$1,397	$1,241	$1,202

Consolidated EBITDA
Earnings Before Taxes	$243,305	$93,705	$561,313	$175,805	$96,714	$221,294
Net Interest Expense	34,867	36,739	106,396	116,503	36,150	35,379
Depreciation	65,473	66,677	197,082	198,367	65,375	66,234
Amortization of Intangible Assets	7,208	6,041	21,359	18,308	7,100	7,051
Non-controlling Interest	2,984	1,750	5,929	11,782	1,419	1,526
EBITDA	353,837	204,912	892,079	520,765	206,758	331,484
Non-cash Adjustments
Unrealized Hedging (Gain) Loss	(880)	738	627	2,145	319	1,188
Inventory Valuation	405	3,127	832	26,192	192	235
Equity Based Compensation	5,895	5,333	20,161	18,888	6,979	7,287
Financing Expenses	—	—	—	3,326	—	—
Adjusted EBITDA	$359,257	$214,110	$913,699	$571,316	$214,248	$340,194

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss third quarter 2016 operating and financial results on Thursday, October 20, 2016, at 10:00 a.m. Eastern Time.  You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Time on October 25, 2016.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months
	September 30,		September 30,		Ended
	2016	2015	2016	2015	June 30, 2016

Net sales	$2,101,310	$1,950,923	$5,866,513	$6,003,365	$2,023,902
Costs of goods sold	1,692,807	1,722,197	4,841,591	5,415,854	1,643,519
Gross profit	408,503	228,726	1,024,922	587,511	380,383

Selling, general and administrative expenses	95,185	82,648	279,899	242,207	97,034
Profit sharing	22,255	9,008	51,722	18,637	20,176
Amortization of intangible assets	7,208	6,041	21,359	18,308	7,051
Operating income	283,855	131,029	671,942	308,359	256,122

Interest expense, net of capitalized interest	36,199	37,084	109,888	117,334	36,646
Other expense (income), net	4,351	239	741	15,219	(1,818)
Income before income taxes	243,305	93,706	561,313	175,806	221,294

Income taxes	88,892	34,839	205,139	64,660	80,851
Net income	154,413	58,867	356,174	111,146	140,443
Net loss attributable to noncontrolling interests	2,984	1,750	5,929	11,782	1,526
Net income attributable to Steel Dynamics, Inc.	$157,397	$60,617	$362,103	$122,928	$141,969

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.65	$0.25	$1.49	$0.51	$0.58

Weighted average common shares outstanding	243,761	242,074	243,539	241,836	243,655

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.64	$0.25	$1.48	$0.51	$0.58

Weighted average common shares and share equivalents outstanding	245,682	243,822	245,227	243,393	245,392

Dividends declared per share	$0.1400	$0.1375	$0.4200	$0.4125	$0.1400

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,051,489	$727,032
Accounts receivable, net	779,459	613,605
Inventories	1,275,575	1,149,390
Other current assets	30,121	47,914
Total current assets	3,136,644	2,537,941

Property, plant and equipment, net	2,928,226	2,951,210

Restricted cash	19,571	19,565

Intangible assets, net	291,814	278,960

Goodwill	399,867	397,470

Other assets	11,440	16,936
Total assets	$6,787,562	$6,202,082
Liabilities and Equity
Current liabilities
Accounts payable	$437,836	$283,355
Income taxes payable	35,733	2,023
Accrued expenses	304,389	233,232
Current maturities of long-term debt	16,155	16,680
Total current liabilities	794,113	535,290

Long-term debt	2,570,837	2,577,976

Deferred income taxes	450,159	400,770

Other liabilities	20,751	16,595

Commitments and contingencies

Redeemable noncontrolling interests	126,340	126,340

Equity
Common stock	640	638
Treasury stock, at cost	(392,051)	(396,455)
Additional paid-in capital	1,132,365	1,110,253
Retained earnings	2,224,963	1,965,291
Total Steel Dynamics, Inc. equity	2,965,917	2,679,727
Noncontrolling interests	(140,555)	(134,616)
Total equity	2,825,362	2,545,111
Total liabilities and equity	$6,787,562	$6,202,082

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Operating activities:
Net income	$154,413	$58,867	$356,174	$111,146

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,190	74,211	222,970	221,306
Equity-based compensation	5,924	5,332	21,565	20,232
Deferred income taxes	18,478	13,130	53,879	46,214
Changes in certain assets and liabilities:
Accounts receivable	29,384	36,361	(149,810)	122,296
Inventories	(76,013)	(8,763)	(102,339)	317,410
Accounts payable	(49,171)	(62,757)	117,220	(127,075)
Income taxes receivable/payable	(7,421)	19,888	40,960	29,309
Other assets and liabilities	46,556	28,109	82,592	(32,541)
Net cash provided by operating activities	196,340	164,378	643,211	708,297

Investing activities:
Purchases of property, plant and equipment	(59,774)	(30,286)	(123,168)	(86,458)
Acquisition of business, net of cash acquired	(109,065)	(45,000)	(109,065)	(45,000)
Other investing activities	1,507	3,715	5,767	6,184
Net cash used in investing activities	(167,332)	(71,571)	(226,466)	(125,274)

Financing activities:
Issuance of current and long-term debt	12,911	67,999	97,018	179,033
Repayment of current and long-term debt	(9,999)	(73,420)	(95,253)	(561,428)
Dividends paid	(34,124)	(33,282)	(101,639)	(94,281)
Stock option exercise proceeds, including related tax effect	1,028	302	7,603	7,261
Other financing activities	(1)	(17)	(17)	(1,181)
Net cash used in financing activities	(30,185)	(38,418)	(92,288)	(470,596)

Increase (decrease) in cash and equivalents	(1,177)	54,389	324,457	112,427
Cash and equivalents at beginning of period	1,052,666	419,401	727,032	361,363
Cash and equivalents at end of period	$1,051,489	$473,790	$1,051,489	$473,790

Supplemental disclosure information:
Cash paid for interest	$26,225	$26,701	$97,605	$115,345
Cash paid (received) for federal and state income taxes, net	$75,860	$1,172	$104,124	$(10,321)